Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196549

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

SUPPLEMENT NO. 1, DATED SEPTEMBER 26, 2014,
TO THE PROSPECTUS, DATED AUGUST 26, 2014

This prospectus supplement, or this Supplement No. 1, is part of the prospectus of American Realty Capital Global Trust II, Inc., dated August 26, 2014, or the Prospectus. This Supplement No. 1 supplements, modifies or supersedes certain information contained in our Prospectus and should be read in conjunction with our Prospectus. This Supplement No. 1 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 1 is to, among other things:

•	update disclosure relating to the NAV pricing date;
•	update our investor suitability standards;
•	update our risk factors;
•	update disclosure relating to management;
•	update disclosure relating to our investment strategy, objectives and policies; and
•	Replace Appendix C — American Realty Capital Global Trust II, Inc. Pre-Escrow Break Subscription Agreement.

PROSPECTUS UPDATES

Cover Page

The eighth sentence of the first paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Beginning with the NAV pricing date (as described below), the per share price for shares in our primary offering and our DRIP will vary quarterly and will be equal to our per share net asset value, or NAV, as determined by our advisor, divided by the number of shares of our common stock outstanding as of the end of the business day immediately preceding the day on which we make our quarterly periodic filing, plus, in the case of our primary offering, applicable commissions and fees. For purposes of this prospectus, the NAV pricing date means the date on which we file our Quarterly Report on Form 10-Q (or our Annual Report on Form 10-K should such filing constitute the applicable quarterly financial filing) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, for the second full fiscal quarter following the earlier of (i) the date on which we have invested all of the net proceeds of our primary offering, plus the net proceeds from debt financing equal to our target leverage ratio, but excluding working capital reserves and facilities and (ii) August 26, 2017, which is three years from the effective date of this offering. If, due to rules that may be adopted by the Financial Industry Regulatory Authority, or FINRA, contractual obligations in the selling agreements between our participating broker dealers and the Dealer Manager, or rules that may be adopted by the SEC or the states, we publish an estimated per share value during this offering, then our board of directors may change the offering price of shares offered in the primary offering as well as the price at which shares are being offered pursuant to our DRIP. We will file a post-effective amendment to this registration statement to reflect any change in the price, after the NAV pricing date, that is more than 20% higher or lower than the $25.00 per share or $23.75 per share price, as applicable, listed in this offering.”

Investor Suitability Standards

The following suitability paragraphs on pages ii and iii of the Prospectus are hereby deleted in their entirety and replaced with the following disclosure.

“Nebraska

•	Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor's investment in us and in other non-publicly traded real estate investment trusts and other non-publicly traded direct participation programs (including oil and gas programs, equipment leasing programs, business development companies (BDCs) and commodity pools) may not exceed ten percent (10%) of his or her net worth.

Tennessee

•	In addition to: either (i) having a net worth (excluding home, home furnishings, and automobiles), of at least $70,000 and a gross income of at least $70,000; or (ii) having a net worth (excluding home, home furnishings, and automobiles) of at least $250,000, a Tennessee resident's maximum investment in this offering shall not exceed 10% of his or her liquid net worth (excluding home, home furnishings, and automobiles).”

Prospectus Summary

The following bullet is hereby added under the question “What conflicts of interest will your advisor and its affiliates face?” on page 12 of the Prospectus.

“•	We have entered into an investment opportunity allocation agreement with ARC Global, which may result in us not being able to acquire separate properties identified by our advisor and its affiliates.”

Risk Factors

The second paragraph under the risk factor titled “Our sponsor faces conflicts of interest relating to the acquisition of assets and leasing of properties and such conflicts may not be resolved in our favor, meaning

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that we could invest in less attractive assets, which could limit our ability to make distributions and reduce our stockholders’ overall investment return.” on page 39 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“We and other programs sponsored directly or indirectly by the parent of our sponsor also rely on these real estate professionals to supervise the property management and leasing of properties. Our executive officers and key real estate professionals are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments. For a detailed description of the conflicts of interest that our sponsor and its affiliates face, see the section entitled “Conflicts of Interest” in this prospectus.”

Management

The following disclosure hereby replaces the first sentence in the second to last paragraph of the section “Our Advisor” on page 86 of the Prospectus.

“Our independent directors may elect to terminate the advisory agreement.”

The following disclosure hereby replaces the sixth sentence in the last paragraph of the section “Our Advisor” on page 86 of the Prospectus.

“Our advisor may assign the advisory agreement upon approval of a majority of our directors (including a majority of our independent directors).”

Investment Strategy, Objectives and Policies

The third sentence of the third paragraph under the heading “Investment Company Act Considerations” on page 137 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not rely on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act.”

Subscription Agreement

The form of subscription agreement included as Appendix C to this Supplement No. 1 hereby replaces Appendix C to the Prospectus.

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APPENDIX C-1

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IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

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IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete the attached substitute IRS Form W-9 (the "Substitute Form W-9") in Section 6b.

* If non-resident alien, investor must submit the appropriate IRS Form W-8 **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete the attached Substitute Form W-9.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. *Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.*

EFFECTIVE SEPTEMBER 26, 2014 : PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

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EFFECTIVE SEPTEMBER 26, 2014 : PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

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IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	Owner	Co-Owner
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/we acknowledge receipt of the final Prospectus of ARC-Global II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-Global II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Alabama residents only: In addition to the general suitability requirements described above, shares will only be sold to an Alabama resident that represents that he or she has a liquid net worth of at least 10 times the amount of their investment in ARC-Global II and its affiliates.		
California residents only: In addition to the general suitability requirements described above, a California investor's maximum investment in ARC-Global II will be limited to 10% of his or her net worth (exclusive of home, home furnishings and automobiles).		
Iowa residents only: An investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $70,000 or (b) a minimum liquid net worth of $350,000. The investor's maximum investment in ARC-Global II and its affiliates cannot exceed 10% of the investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC-Global II and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities		
Kentucky residents only: An investor must have either (a) a net worth of $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARC-Global II and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Massachusetts residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor's aggregate investment in ARC-Global II common stock and in other illiquid direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets, exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: The maximum investment allowable in ARC-Global II for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than 10% of any one (1) Missouri investor's liquid net worth may be invested in the securities registered by ARC-Global II for its offering with the Missouri Securities Division.		
Nebraska residents only: Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor's investment in us and in other non-publicly traded real estate investment trusts and other non-publicly traded direct participation programs (including oil and gas programs, equipment leasing programs, business development companies (BDCs) and commodity pools) may not exceed ten percent (10%) of his or her net worth.

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6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

The following codes identify payees that are exempt from backup withholding:

1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)
2 – The United States or any of its agencies or instrumentalities
3 – A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities
4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities
5 – A corporation
6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States
7 – A futures commission merchant registered with the Commodity Futures Trading Commission
8 – A real estate investment trust
9 – An entity registered at all times during the tax year under the Investment Company Act of 1940
10 – A common trust fund operated by a bank under section 584(a)
11 – A financial institution
12 – A middleman known in the investment community as a nominee or custodian
13 – A trust exempt from tax under section 664 or described in section 4947

For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Exempt payees described above should complete the Substitute Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.

A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947(a)(1)
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.*
- *Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.*
- *Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.*
- *Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.*

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

EFFECTIVE SEPTEMBER 26, 2014 : PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

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